UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2024

Starbucks Corporation

(Exact name of registrant as specified in its charter)

Washington	000-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South, Seattle, Washington 98134

(Address of principal executive offices) (Zip Code)

(206) 447-1575

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SBUX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2024, Starbucks Corporation (the “Company” or “Starbucks”) announced that the board of directors of the Company (the “Board”) approved the appointment of Brian Niccol as chief executive officer of the Company and chairman of the Board, effective September 9, 2024 (the “Effective Date”). In connection with Mr. Niccol’s appointment as chairman of the Board, the Board created a lead independent director position for the Board and, on August 11, 2024, appointed Mellody Hobson, who is the current chairman of the Board, as lead independent director, effective on the Effective Date.

Mr. Niccol, age 50, currently serves as chief executive officer and a director of Chipotle Mexican Grill, Inc. (“Chipotle”). He began serving in this role in September 2018 and as chairman of the board of directors of Chipotle in March 2020. From January 2015 to February 2018, Mr. Niccol served as chief executive officer of Taco Bell, a division of Yum! Brands, Inc., a global restaurant company. He joined Taco Bell in 2011 as chief marketing and innovation officer and served as president from 2013 to 2014. Prior to his service at Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and chief marketing officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol serves on the Board of Directors of Chipotle Cultivate Foundation, Chipotle’s nonprofit organization. He previously served on the Board of Harley-Davidson, Inc. Mr. Niccol holds an undergraduate degree from Miami University and an MBA from the University of Chicago Booth School of Business.

In connection with Mr. Niccol’s appointment, Mr. Niccol and the Company executed an offer letter on August 11, 2024 (the “Offer Letter”). Pursuant to the Offer Letter, during Mr. Niccol’s employment with the Company, he will receive an initial base salary of $1,600,000 per year, and an annual cash incentive opportunity at a target of 225% of base salary and a maximum of 450% of base salary, which will be prorated for fiscal year 2024. Commencing in the Company’s fiscal year 2025, Mr. Niccol will be eligible to receive annual equity awards with a target value of $23,000,000, pursuant to the terms of the Company’s shareholder approved equity plans.

Pursuant to the Offer Letter, Mr. Niccol will receive a cash signing bonus of $10,000,000, in consideration for cash incentive opportunities that are being forfeited from his current employer, as well as equity that would have vested within approximately the next six months, 50% of which will be paid on the next payroll date following the one-month anniversary of the Effective Date and the remaining 50% will be paid on the next payroll date following the six month anniversary of the Effective Date, in each case, subject to Mr. Niccol’s continued employment with the Company through the applicable payment date. If Mr. Niccol’s employment is terminated by the Company without cause, if he resigns for good reason or upon his death or disability, Mr. Niccol will be entitled to receive any unpaid portion of the signing bonus within sixty days of his employment termination date, subject to his execution and non-revocation of a release of claims. Mr. Niccol will also receive a replacement equity grant with a targeted grant date fair value of $75,000,000, subject to certain adjustments based on the per share closing price of the Company’s common stock on the grant date, in respect of certain equity awards of his current employer that will be forfeited upon his joining the Company. The replacement grant will consist of 60% performance-based restricted stock units and 40% time-based restricted stock units. The vesting of the replacement equity grants will continue in the event Mr. Niccol’s employment is terminated by the Company without cause, if he resigns for good reason or upon his death or disability.

Mr. Niccol is expected to participate in the Company’s previously disclosed Executive Severance and Change-in-Control Plan and in the employee benefit plans and programs provided by the Company to other senior executives, provided that Mr. Niccol will be entitled to severance benefits in the event of a qualifying termination of employment that will include a termination by the Company without cause or a resignation for good reason. Mr. Niccol will be covered by any Company indemnification policy and D&O insurance policies. Mr. Niccol will also be subject to the Company’s restrictive covenants agreement, which includes restrictions relating to noncompetition and non-solicitation for eighteen months after the termination date and protection of confidential information.

The description of the Offer Letter in this Item 5.02 is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On August 13, 2024, the Company announced that effective as of August 12, 2024, Laxman Narasimhan would no longer serve as the Company’s chief executive officer or as a member of the Board. Mr. Narasimhan’s departure is not related to any disagreement between Mr. Narasimhan and the Company. Mr. Narasimhan’s separation from the Company is a termination by the Company “without cause” for purposes of all plan benefits as well as contractual entitlements, including under Mr. Narasimhan’s offer letter, dated September 1, 2022, and the Company’s Executive Officer Severance Plan.

In connection with the chief executive officer transition described above, the Board appointed Rachel Ruggeri, chief financial officer of the Company, as interim chief executive officer until the Effective Date. Ms. Ruggeri will also remain in her current position with the Company while serving as the interim chief executive officer.

Ms. Ruggeri, age 54, joined Starbucks in 2001 as a member of the accounting team and was named executive vice president and chief financial officer in 2021. In this leadership role, Ms. Ruggeri is responsible for the global finance function for Starbucks, which includes developing and executing the financial strategies that enable the long-term growth of the Company. Prior to her promotion in 2021, she served as senior vice president of Americas with responsibility for the retail portfolio across the segment, including company-operated and licensed stores from 2020 to 2021. From 2016 to 2020, she held various leadership roles in finance both internal and external to Starbucks, including chief financial officer of Continental Mills from 2018 to 2020 and prior to that she was senior vice president of finance at Starbucks in support of the Americas and Global Retail from 2016 to 2018. She also served as vice president of Finance from 2010 to 2016 supporting Corporate Financial Planning & Analysis and the U.S. Retail business.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Niccol and Ms. Ruggeri and any of the Company’s executive officers or directors or persons nominated or chosen to become a director or executive officer. Mr. Niccol and Ms. Ruggeri have not engaged in any transaction with the Company during the last fiscal year, and do not propose to engage in any transaction, that would be reportable under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure

A copy of the Company’s press release relating to the announcement described in Item 5.02, dated August 13, 2024, is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter dated August 11, 2024

99.1	Starbucks Corporation Press Release dated August 13, 2024

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: August 14, 2024
	By:	/s/ Bradley E. Lerman
Bradley E. Lerman
executive vice president, chief legal officer